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                                  EXHIBIT 4.13

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NORWEST BANK COLORADO, NATIONAL ASSOCIATION
1063 MAIN AVENUE, DURANGO, CO  81302

     FOR BANK USE ONLY
Customer No.       Loan No.
6490021402         0-8008037

Face Amount     Rate (% per year) Note Date   Maturity Date
$1,650,000.00     8.250%          04/10/1996  03/31/2016

Maker                                      Home Phone     Business Phone
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

Street Address, City, State, Zip Code
265 TURNER DRIVE DURANGO, CO  81301

Security
1ST DEED OF TRUST, ACCOUNTS RECEIVABLE, INVENTORY, GENERAL INTANGIBLES

The captions in the boxes above, and the names, dates, amounts and other information therein, are defined terms and are hereby incorporated in the note provisions below.

Maker promises to pay to the order of Bank at Bank's address the Face Amount with interest on the unpaid balance of the Face Amount from the Note Date at the Rate indicated above (based upon a year of 360 days and computed for the actual number of days elapsed). Principal and interest shall be payable as follows:


Principal and interest in the amount of $14,250.00 shall be payable monthly on the last day of each month beginning April 30, 1996, based on a 240-month amortization schedule. Monthly payments will be adjusted on the first day following each five-year anniversary of the date of the promissory note to remain in effect for the following 60-months period. Each adjusted payment amount will consist of principal calculated on the amount of months remaining in the 240-month amortization schedule on the day of adjustment, plus interest calculated at a rate equal to the Norwest Bank Colorado, National Association Prime Rate of interest as in effect on the date of adjustment. All outstanding principal and unpaid interest is due and payable at maturity of the promissory note.


Overdue principal and (to the extent legally enforceable) overdue interest, whether caused by acceleration of maturity or otherwise, shall bear interest at a rate four percentage points above the rate in effect at the time such principal or interest becomes due.

At the option of the holder of this note (the "holder") the unpaid balance of this note plus accrued interest and all other obligations of Maker to the holder, direct or indirect, absolute or contingent, now existing or hereafter arising, shall become immediately due and payable without notice or demand if
(a) any payment required by this note is not made when due, or (b) a default or event of default occurs under any loan or security agreement or instrument executed as security for or in connection with this note, or (c) the holder at any time in good faith believes that the prospect of any payment required by this note is impaired, whether or not such belief is caused by any act or failure to act of any Maker or of any endorser, guarantor or accomodation party of or on this note (hereafter collectively referred to as "any other signer").

Maker and any other signer (1) waive presentment, notice of dishonor and protect, (2) assent to any extension of time with respect to any payment due under this note, to any substitution or release of collateral and to the addition or release of any party, and (3) agree that Bank may apply, as Bank elects, any payment received after default to any portion of Maker's obligations hereunder. No waiver of any payment or other right under this note shall operate as a waiver of any other payment or right. Maker and any other signer shall pay all reasonable costs of collection, including attorneys' fees, paid or incurred by the holder in enforcing this note on default.

This note (a) is secured by the Security indicated above, if any, and (b) shall be construed under and governed by the laws of Colorado. If there is more than one Maker, all of the provisions of this note shall apply to each and any of them.

THE ARBITRATION TERMS AND CONDITIONS ON THE BACK OF THIS PAGE ARE A PART OF AND INCORPORATED INTO THIS NOTE.

                           ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
FOR BANK USE ONLY
- ------------------         By:  FRANKLIN E. CRAIL
                               -----------------------------------
New Loan                   FRANKLIN E. CRAIL, CHAIRMAN OF BOARD
A GALLEGOS                 PRESIDENT, TREASURER
M NOESEN

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                         TERM LOAN AND CREDIT AGREEMENT



     THIS TERM LOAN AND CREDIT AGREEMENT (the "Agreement") is dated as of April 5, 1996, and is by and between ROCKY MOUNTAIN CHOCOLATE FACTORY, INC., a Colorado corporation located at 265 Turner Drive, Durango, Colorado 81301 (the "Borrower") and NORWEST BANK COLORADO, NATIONAL ASSOCIATION, a national banking association located at 1063 Main Avenue, Durango, Colorado 81301 (the "Bank").

                                 RECITALS:

     WHEREAS, the Borrower desires to obtain from the Bank a revolving credit line in the principal amount of TWO MILLION AND NO/100 DOLLARS
($2,000,000.00) to Finance accounts receivable from franchise stores and seasonal raw material purchases for factory production.

     WHEREAS, the Borrower desires to borrow from the Bank the sum of ONE MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($1,650,000.00) on a term loan basis to refinance existing debt incurred in connection with the acquisition and expansion of the Borrowers factory.

     WHEREAS, the Borrower desires to borrow from the Bank the sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) on a term loan basis to finance the acquisition of furniture, fixtures, and equipment.

     WHEREAS, the Borrower desires to borrow from the Bank the sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) on a term loan basis subject to certain conditions to finance the acquisition of furniture, fixtures, and equipment.

     WHEREAS, the Bank is willing to extend such credit and to lend such sums to Borrower upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the premises herein contained, and each intending to be legally bound hereby, the parties agree as follows:

1 .    Definitions

     As used herein:

     1.1. "Acceptable Accounts Receivable" shall mean Borrower's accounts receivable which are: (i) less than 90 days in age and for which the Borrower has not agreed to later payment terms; (ii) of which no more

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          than 10% of the outstanding balance is more than 90 days past due;
          (iii) not subject to offset or dispute; (iv) not due from the U.S. Government, foreign entities (other than Canadian affiliates, subsidiaries, or franchisees: accounts receivable from these entities are expressly included as acceptable accounts receivable), subsidiaries or affiliates of the Borrower; (v) not a royalties receivable; and (vi) not representing booked but unfilled orders.

1.2. "Acceptable Inventory" shall mean all of the Borrower's Inventory located at the Borrower's Durango factory, including raw materials and finished goods, but excluding Inventory used for work in process.

1.3. "Accounts," "Chattel Paper," "Contracts," "Contract Rights," "Documents," "Equipment," "Fixtures," "General Intangibles," "Goods," "Instruments," "Inventory" and "Machinery" shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as in effect in the State of Colorado.

1.4. "Agreement" shall mean this Term Loan and Credit Agreement and all amendments and supplements hereto which may from time to time become effective hereafter in accordance with the terms of this Agreement.

1.5.      "Bank" shall mean Norwest Bank Colorado, National Association.

1.6. "Banking Day" shall mean a day on which banks are open for business in Durango, Colorado 81301.

1.7.      "Borrower" shall mean Rocky Mountain Chocolate Factory, Inc.

1.8. "Borrowed Money" shall mean funds obtained by incurring contractual indebtedness and shall not include trade accounts payable.

1.9. "Borrowing Base" shall mean (75% of Acceptable Accounts Receivable) plus (30% of Acceptable Inventory up to and no more than $500,000.00).

1.10. "Borrowing Base Certificate" shall mean a schedule of Borrower's Accounts receivable, Acceptable Accounts Receivable, Inventory, and Acceptable Inventory, executed by an authorized officer of the Borrower and in form acceptable to the Bank.

1.11. "Cash Flow Coverage Ratio" shall mean the ratio of [Net Income + (depreciation + interest + amortization + bad debt + all other non-cash deductions)] to [(current Bank principal payments + current Bank interest)


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          + (all other current principal and interest payments owed to other creditors, if any)].

1.12.     "Collateral Documents" means all those certain documents specified in
          Section 4, which evidence the Bank's security interests in the Borrower's assets.

1.13.     "Credit" shall mean the revolving credit line established under
          Section 2.1.1, which shall not in any event exceed the aggregate principal amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00).

1.14.     "Credit Maturity Date" shall be July 31, 1997.

1.15. "Current Assets" and "Current Liabilities" shall mean, at any time, all assets or liabilities, respectively, that, in accordance with Generally Accepted Accounting Principles consistently applied, should be classified as Current Assets or Current Liabilities, respectively, on a balance sheet of the Borrower.

1.16. "Default" shall mean an Event of Default as referred to in Section 8 hereof, or an event which, with notice or lapse of time or both, would become an Event of Default.

1.17.     "Equipment Finance" shall mean Norwest Equipment Finance, Inc.

1.18. "Generally Accepted Accounting Principles" or "GAAP" shall mean Generally Accepted Accounting Principles applied on a basis consistent with those reflected in the financial statements referred to in
          Section 5.8 hereof.

1.19. "Indebtedness" shall mean, as to the Borrower, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several.

1.20.     "Notes" shall mean, collectively, the Revolving Note and the Term
          Notes.

1.21. "Prime Rate" shall mean the "base" or "prime" rate of interest as announced by the Bank at its office in Durango, Colorado 81301, as in effect from time to time.

1.22. "Revolving Note" shall mean the promissory note of the Borrower evidencing borrowings under Section 2.1.1 hereof.

1.23. "Tangible Net Worth" shall mean the sum of the par or stated value of all outstanding capital stock, surplus and undivided profits of the Borrower,


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                  less any amounts attributable to treasury stock, good
                  will, patents, copyrights, mailing lists, catalogues, trademarks, bond discount and underwriting expenses, organization expenses and other like intangibles, prepaid expenses classified as current assets or intangible assets offset by equal related liabilities, all as determined in accordance with Generally Accepted Accounting Principles.

        1.24. "Term Loan 1" shall mean the Term Loan extended in accordance with section 2.2. hereof.

        1.25.     "Term Loan I Maturity Date" shall mean March 31, 2016.

        1.26. "Term Loan 2" shall mean the term loan extended in accordance with section 2.3. hereof.

        1.27.     "Term Loan 2 Maturity Date" shall mean March 31, 2001.

        1.28. "Term Loan 3" shall mean the term loan extended in accordance with section 2.4. hereof.

        1.29.     "Term Loan 3 Maturity Date" shall mean November 30,
                  2001.

        1.30.     "Term Notes" or "Term Note l," "Term Note 2," and Term
                  Note 3," respectively, shall mean the promissory notes of the Borrower evidencing borrowings under sections 2.2, 2.3, and 2.4 hereof.

        1.31. "Working Capital" shall mean Current Assets of the Borrower less Current Liabilities of the Borrower, each determined in accordance with Generally Accepted Accounting Principles. To be excluded from Working Capital are notes due from stockholders and officers, such notes to be classified as non-current assets, unless they are advances against a current liability due the same officer or stockholder.

     2.      Borrowings and Conditions of Lending

        2.1.      REVOLVING LINE OF CREDIT.

                  2.1.1. The Bank agrees to lend to the Borrower from time to time from the effective date hereof until the Credit Maturity Date, sums not to exceed the lesser of the Borrowing Base or TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) in the aggregate principal amount at any one time outstanding. Each borrowing under this Section 2.1.1 will be requested in writing or in person by an authorized officer of the Borrower, or telephonically by any person reasonably believed by the Bank to be an authorized officer of the


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             Borrower.  Each borrowing under this Section 2.1.1 will be made at the sole discretion of the Bank and, if made, will be evidenced by a notation on the Bank's records, which shall be conclusive evidence of such borrowing, and by the Revolving Note. The officer making the request must present the Bank with a Borrowing Base Certificate current through the end of the immediately preceding month. Within the limits of the Credit and subject to the terms and conditions hereof, prior to the Credit Maturity Date, the Borrower may borrow, prepay and reborrow pursuant to this Section 2.1.

   2.1.2. The purpose of the Credit is to Finance accounts receivable from the franchise stores and raw material purchases.

   2.1.3. At any time when the outstanding principal balance exceeds the Borrowing Base, the Borrower will pay funds sufficient to reduce the outstanding principal amount to an amount of at least the amount of the Borrowing Base.

   2.1.4. Interest on the Credit shall be calculated at an annual rate equal to the Prime Rate in effect from time to time on the basis of the actual number of days elapsed in a year of 360 days and shall change if and when the Prime Rate changes.

   2.1.5. Interest on the Credit shall be paid monthly on the last day of each month.

   2.1.6. The outstanding principal of the Credit and all interest accrued and unpaid shall be repaid at the Credit Maturity Date.

   2.1.7. The outstanding principal balance under the Credit shall be in an amount of $0 for a period of 60 consecutive days during each twelve-month period, starting with the twelve-month period beginning with the effective date of the Agreement.

2.2.       TERM LOAN 1.

   2.2.1. On the effective date hereof, the Bank will lend to the Borrower the lesser of the principal sum of ONE MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($1,650,000.00) or 75% of the appraised value of the Borrower's property located at 265 Turner Drive, Durango, Colorado, on a term basis ("Term Loan 1").

   2.2.2.    The purpose of Term Loan I is to refinance existing debt.


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   2.2.3.    From the effective date hereof until April 30, 2001,
             interest on Term Loan 1 shall be calculated at a fixed annual rate of 8.25%. From May 1, 2001 until April 30, 2006, interest shall be calculated at a fixed rate equal to the Prime Rate in effect on May 1, 2001. From May 1, 2006 until April 30, 2011, interest shall be calculated at a fixed rate equal to the Prime Rate in effect on May 1, 2006. From May 1, 2011 until the Term Loan 1 Maturity Date, interest shall be calculated at a fixed rate equal to the Prime Rate in effect on May 1, 2011.

   2.2.4. The principal and interest of Term Loan 1 will be repaid in 239 equal, consecutive, Monthly installments, payable on the last day of each month, commencing April 30, 1996, and continuing on the last day of each month thereafter, plus one final payment of remaining principal and unpaid interest, due on the Term Loan 1 Maturity Date. From the effective date hereof until April 30, 2001, the payment amount of principal and interest shall be $14,250.00. Beginning May 1, 2001, and every 5 years thereafter, the amount of the payment will change if and when the interest rate changes as provided in section 2.2.2 above.

2.3.       TERM LOAN 2.

 2.3.1. On the effective date hereof, the Bank will lend to the Borrower the lesser of the principal sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) or the cost of new store establishments or acquisitions on a term basis ("Term Loan 2"). The Bank may in its sole discretion determine what constitutes the actual cost of establishment or acquisition.

 2.3.2. The purpose of Term Loan 2 is to finance the establishment or acquisition of stores that sell the same types of products and conduct the same type of business as stores currently owned by Borrower or Borrower's franchisee's are selling and conducting, namely chocolate stores. The Bank may use the proceeds of Term Loan 2 to repay to the Bank any funds advanced to the Borrower prior to funding under this Agreement for the purposes described in this paragraph 2.3.2.

 2.3.3. Interest on Term Loan 2 shall be calculated at a fixed annual rate of 8.25%.

 2.3.4. The principal and interest of Term Loan 2 will be repaid in 59 equal, consecutive, Monthly installments of $10,500.00 each,


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                1996, and continuing on the last day of each
                month thereafter, plus one final payment of remaining principal and unpaid interest, due on the Term Loan 2 Maturity Date.

      2.3.5. The Bank shall not be obligated to advance any funds under Term Loan 2 unless:

                (i) the store concept does not substantially differ from the existing store concept, which is the sale of chocolate.

                (ii) the Borrower has executed and delivered such collateral documents as the Bank may require at that time to secure Term Loan 2 with the Borrower's Inventory, Equipment, leasehold improvements, Fixtures, and other assets to be acquired with the proceeds of the Term Loan 2.

  2.4.       TERM LOAN 3.

       2.4.1. On or after November 1, 1996, and subject to the conditions set forth in section 2.4.4. below, the Bank will lend to the Borrower the lesser of the principal sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) or the cost of new store establishments or acquisitions on a term basis ("Term Loan 3"). The Bank may in its sole discretion determine what constitutes the actual cost of establishment or acquisition.

       2.4.2. The purpose of Term Loan 3 is to finance the establishment or acquisition either of chocolate stores (as described in section 2.3.2. above) or of stores selling different types of products, such as hard candy, which is currently contemplated by the Borrower under the name of "Fuzziwig's." The Bank may in its sole discretion determine for which of these two purposes the Bank will advance funds under Term Loan 3.

       2.4.3. Interest on the Term Loan 3 shall be calculated at a fixed annual rate of 8.50%.

       2.4.4. The principal and interest of Term Loan 3 will be repaid in 59 equal, consecutive, Monthly installments of $10,500.00 each, payable on the last day of each month, commencing December 31, 1996, and continuing on the last day of each month thereafter, plus one final payment of remaining principal and unpaid interest, due on the Term Loan 3 Maturity Date.


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         2.4.5.    The Bank shall not be obligated to advance any funds
                   under Term Loan 3 unless, at the time the Borrower requests funds to be advanced under Term Loan 3:

                   (i) the store concept does not substantially differ from the existing store concept, which is the sale of chocolate, except that the Bank will at that time discuss advancing funds for Fuzziwig's stores or other store concepts.

                   (ii) the Borrower meets and has complied with all covenants set forth in the Agreement.

                   (iii) the Borrower meets the following additional performance criteria as determined in accordance with GAAP as of September 30, 1996: total revenues are no less than $14,000,000.00, retail revenues from all "Fuzziwig's" stores are no less than $500,000.00, total gross profits of the Borrower are no less than 48.5%, and net income of the Borrower is not less than $1,100,000.00.

                   (iv) the Borrower has executed and delivered such collateral documents as the Bank may require at that time to secure Term Loan 3 with the Borrower's Inventory Equipment, leasehold improvements, Fixtures, and other assets to be acquired with the proceeds of the Term
                   Loan 3.

3.      Conditions Precedent

     The obligation of the Bank to make any advance hereunder is subject to the following conditions precedent:

  3.1. The Borrower shall have delivered to the Bank, prior to the disbursement of any funds (the "Closing") the following:

            3.1.1.    The Notes;

            3.1.2. Security Agreements in form and substance acceptable to the Bank, granting security interests in the Borrower's Inventory, Equipment, Accounts, General intangibles, real property, and other assets as required by this Agreement;

            3.1.3.    Financing statements as required by the Bank;

            3.1.4. An assignment of life insurance policy. in a death benefit coverage amount of no less then $1,000,000.00, covering the life of Frank Crail;


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       3.1.5.    Copies of the Borrower's articles of incorporation and
                 bylaws;

       3.1.6. All documents relating to the Borrower's undertakings as a franchiser, together with all future changes, modifications, addenda thereto, including but not limited to copies and updates of franchise agreements and Federal Trade Commission Offering Circulars;

       3.1.7. A deed of trust and assignment of rents and leases covering property owned by the Borrower located in Bodo Industrial Park, Durango, Colorado;

       3.1.8. Deeds of trust, security agreements, and financing statements granting to the Bank a first security interest in leasehold improvements and assets acquired or to be acquired with the proceeds of the Term Loan, where applicable;

       3.1.9. Title insurance policies, appraisals, surveys, hazard insurance, flood insurance, hazard insurance policies listing the Bank as loss payee, mortgagee, or additional insured, and such other documentation as required by the Bank to evaluate perfect, and protect its liens in the real and personal property granted as security for the Notes hereunder, and

       3.1.10. An opinion from Borrower's outside counsel stating that the Borrower is in compliance with all applicable federal franchise laws as promulgated and enforced by the Federal Trade Commission and applicable Colorado and California laws.

3.2. At the time of the Closing and of any subsequent request for an advance:

      3.2.1. No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default;

      3.2.2. No material adverse change shall have occurred in the financial condition of Borrower or any Subsidiary since the date of this Agreement or the Closing, as applicable;

      3.2.3. All of the Collateral Documents shall have remained in full force and effect;

      3.2.4. The Bank shall have completed an on-site collateral review and found such review satisfactory; and


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                3.2.5.    An environmental audit shall have been performed
                          and the Bank shall have found the results of such audit satisfactory.

      3.3. At the time of the Closing and each subsequent disbursement, all legal matters incidental thereto shall be satisfactory to the Bank.

4.      Security

  4.1. To secure the Notes and the performance of its additional obligations as set forth hereunder, prior to or simultaneous with the first borrowing hereunder, the Borrower shall execute and deliver to the Bank security agreements, financing statements, deeds of trust and assignment of rents and leases, granting to the Bank first security interests in and first liens against the Borrower's assets, including but not limited to:

            (i) the Borrower's Accounts (including but not limited to accounts receivable, franchise fees and royalties), Inventory, Equipment, Fixtures, General Intangibles (including but not limited to all of Borrower's intellectual property), Chattel Paper, Contracts, Contract Rights, Documents, Goods, Machinery, and Instruments;

            (ii)  real  property  and  fixtures  located  at  Bodo
            Industrial   Park,   Durango, Colorado; and

            (iii) leasehold improvements and assets acquired or to be acquired with the proceeds of the Term Loans, where applicable.

  4.2. To further secure the Notes and performance hereunder, the Borrower shall assign to the Bank a life insurance policy in a death benefit amount of no less than $1,000,000.00 on the life of Frank Crail.

  4.3. Any collateral serving as security for any one credit or term loan facility described in this Agreement shall also serve as security for all other credits or term loan facilities described hereunder, or any extensions, renewals, amendments, modifications or additions thereof.

  4.4. No forbearance nor extension of time granted any subsequent owner of the collateral shall release Borrower from liability.

  4.5. Any of Borrower's other property in which the Bank has a security interest to secure payment of any other debt, whether actual, contingent, direct or indirect, including its guaranties of the debts of others, shall also secure payment of the Notes.


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      4.6.      The Collateral and any of Borrower's other property in which
                Equipment Finance now has or will later acquire a security interest to secure payment of any Indebtedness to Equipment Finance, including its guaranties of the debts of others, shall also secure payment of the Notes, and the Collateral (as defined in section 4.7. below) shall also secure any Indebtedness to Equipment Finance.

      4.7. The property in which a security interest is granted pursuant to the provisions of Sections 4.1 to 4.3 is herein collectively called the "Collateral." The Collateral, together with all of the Borrower's other property of any kind held by the Bank, shall stand as one general, continuing collateral security for all Indebtedness to the Bank and may be retained by the Bank until all Indebtedness has been paid in full.

      4.8. As security for the prompt payment of all Indebtedness to the Bank, the Borrower hereby assigns, transfers and sets over to the Bank all of its right, title and interest in and to, and grants to the Bank a lien on and a security interest in, all amounts that may be owing from time to time by the Bank to the Borrower in any capacity, including, but without limitation, any balance or share belonging to the Borrower, of any deposit or other account with the Bank, which lien and security interest shall be independent of any right of set-off which the Bank may have.

      4.9. At any time requested by the Bank, the Borrower shall execute and deliver or cause to be executed and delivered to the Bank such additional documents as the Bank may consider to be necessary or desirable to evidence or perfect the security interests referred to in this section 4.

      4.10.     The foregoing liens shall be first and prior liens.

5.      Representations and Warranties.

     To induce the Bank to enter into this Agreement, the Borrower represents and warrants to the Bank as follows:

      5.1. The Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Colorado.

      5.2. The Borrower is duly qualified to do business and is in good standing in any additional jurisdictions where, on advice of legal counsel, registration was deemed necessary.

      5.3. The execution, delivery and performance of this Agreement, and the issuance of the Notes by the Borrower are within its partnership powers, have been duly authorized, and are not in contravention of law, or the


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              terms of Borrower's Partnership Agreement or of any
              undertaking to which the Borrower is a party or by which it is bound.

    5.4. This Agreement is, and the Notes when issued will be, valid and binding in accordance with their terms.

    5.5. No consent, approval or authorization of or declaration or filing with any governmental authority on the part of the Borrower is required in connection with the execution and delivery of this Agreement or the borrowings by the Borrower hereunder or on the part of the Borrower in connection with the consummation of any transaction contemplated hereby.

    5.6. The properties of the Borrower are not subject to any lien except liens permitted hereunder.

    5.7. No litigation or governmental proceeding is pending, or, to the knowledge of the officers of the Borrower, threatened against the Borrower which could have a material adverse effect on the Borrower's financial condition or business.

    5.8. All financial statements which the Borrower submitted to the Bank to induce the Bank to enter into this Agreement are complete and accurate in all respects and present fairly the financial condition of the Borrower as of such dates, and the results of their operations for the periods covered thereby in accordance with GAAP. There has been no material adverse change in the condition of the Borrower, financial or otherwise, since these financial statements have been submitted to the Bank.

    5.9. The Borrower is not in default with respect to any of its existing Indebtedness.

6.       Affirmative Covenants

     The Borrower covenants and agrees that so long as any indebtedness remains outstanding hereunder, unless the Bank shall otherwise consent in writing, it will:

   6.1. Pay, when due, all taxes assessed against it or its property except to the extent and so long as contested in good faith.

   6.2. Maintain its corporation existence, comply with all laws and regulations applicable thereto, and comply with all laws applicable to the Borrower and the Borrower's business, including but not limited to all laws governing the Borrower's franchise operations.

                                     12 of 21

6.3.      Furnish to the Bank:

     6.3.1. Within 90 days after the end of each fiscal year of the Borrower (i) a detailed report of audit of the Borrower for such fiscal year including the balance sheet of the Borrower as of the end of such fiscal year and the statements of profit and loss and surplus of the Borrower for the fiscal year then ended, prepared by independent certified public accountants satisfactory to the Bank, and (ii) a certificate of such accountants stating whether, in making their audit, they have become aware of any Event of Default set forth in
               Section 8 hereof, or of any event which might become such an Event of Default after the lapse of time or the giving of notice and the lapse of time, which has occurred and is then continuing and, if any such event has occurred and is continuing, specifying the nature and period of existence thereof;

     6.3.2. Within 30 days after the end of each month, the balance sheet of the Borrower as of the end of such period and the statement of profit and loss and surplus of the Borrower from the beginning of such fiscal year to the end of such period, unaudited, but certified as correct (subject to year end adjustments) by an appropriate officer of the Borrower;

     6.3.3. Annually, a properly completed United States Securities and Exchange Commission Form 1OK.

     6.3.4. Quarterly, a properly completed United States Securities and Exchange Commission Form 1OQ.

     6.3.5.    Monthly Borrowing Base Certificates;

     6.3.6. Monthly, a list of all franchisees currently in default, if any, together with a description of the nature of each default;

     6.3.7. Annually, a list of monthly projections of the Borrower's business for the coming year and a list annual projections for the coming 3 years;

     6.3.8. Annually, a copy of a policy of insurance, showing the Bank as Loss Payee, Mortgagee, or Additional Insured, covering all personal and real property of the Borrower, and its subsidiaries and affiliates, if any;

     6.3.9. Promptly upon knowledge thereof, notice of the Bank in writing of the occurrence of any event which has or might, after the lapse of


                                   13 of 21
              time or the giving of notice and the lapse of time, become an event of default under Section 8 of this Agreement; and,

       6.3.10 Promptly, such other information as the Bank may reasonably request.

6.4. Maintain present management of Borrower and ownership interest of Borrower's management.

6.5. Use proceeds from sales of Borrower's assets to repay borrowings hereunder.

6.6. Maintain at all times its Inventory, Equipment, real estate and other properties in good condition and repair (normal wear and tear excepted), and pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and pay or cause to be paid all rental or mortgage payments due on such real estate.

6.7. Maintain at all times a ratio of debt to Tangible Net Worth of not more than 1.00 to 1.00.

6.8. Maintain at all times a ratio of Current Assets to Current Liabilities of not less than 1.50 to 1.00.

6.9. Maintain at all times a Tangible Net Worth of more than $10,000,000.00.

6.10.  Maintain at all times a minimum Cash Flow Coverage Ratio of more than
       1.25 to 1:00.

6.11. Maintain at all times a loan-to-value ratio of no more than 75%. If the Bank reasonably believes that (i) the market value of the Borrower's real property has declined, (ii) debt service coverage has fallen below 1:25 to 1:00, or (iii) regulatory requirements of the Bank have changed, the Bank may require that the property be reappraised at the Borrower's expense, and in the event of a decline in the value of the property, that the Borrower reduce amounts outstanding under Credit or the Term Loans or take such other measures as the Bank may require at that time.

6.12.  Maintain at all times a working capital of at least 2,000,000.00.

6.13. When requested so to do, make available for inspection by duly authorized representatives of the Bank any of its books and records, and furnish the Bank any information regarding its business affairs and financial condition within a reasonable time after written request therefor.

                                   14 of 21

         6.14. Promptly notify the Bank of any defaults occurring with any franchisee of the Borrower, of any litigation initiated against the Borrower, and of the Borrower's intent to acquire additional factory facilities or other business operations.

7.      Negative Covenants

     Without the Bank's written consent, which shall not be unreasonably withheld, so long as any indebtedness remains outstanding hereunder, the Borrower will not:

      7.1. Permit any lien including, without limitation, any pledge, assignment, mortgage, title retaining contract or other type of security interest to exist on its property, real or personal, except:

                7.1.1. Liens for taxes not delinquent or being contested in good faith;

                7.1.2. Liens created in connection with workmen's compensation, unemployment insurance, and social security, or to secure the performance of bids, tenders or contracts (other than for the repayment of Borrowed Money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature made in the ordinary course of its business;

                7.1.3.    Existing liens known to the Bank;

                7.1.4.    Purchase money liens; and,

                7.1.5.    Liens pursuant to Section 4 hereof.

 7.2. Create, incur, assume or suffer to exist, contingently or otherwise, other than in the ordinary course of business for conducting its present business operation, indebtedness for Borrowed Money, except: (i) indebtedness arising under this Agreement, (ii) indebtedness disclosed to the Bank in writing as existing at the time of execution of this Agreement; and
           (iii) purchase money financing.

 7.3. Permit the aggregate amount of the Borrower's capital expenditures for fixed assets, including but not limited to fixed asset leases and lease purchases, to exceed $6.5 million annually;

 7.4.      Pay any dividends;

 7.5.      Pay management fees to any outside entity;


                                    15 of 21

  7.6. Enter into any transaction of merger or consolidation, or transfer, sell, assign, lease or otherwise dispose of all or a substantial part of its properties or assets, or any of its notes or accounts receivable or any stock (other than directors qualifying shares) or indebtedness of any subsidiary, or any assets or properties necessary or desirable for the proper conduct of its business, or change the nature of its business, or wind up, liquidate or dissolve, or agree to do any of the foregoing, or permit any Subsidiary to do so.

  7.7. Change its management, management's ownership, or corporate headquarters without at least 10 days prior notice to the Bank;

  7.8. Purchase or otherwise acquire all or substantially all of the assets of any person, firm, corporation or association unless after the consummation of such transaction, and after giving effect thereto and to any concurrent transactions, no Event of Default and no event which with notice or lapse of time or both would become such an Event of Default, would exist.

  7.9. Become or remain a guarantor or surety, or pledge its credit or become liable in any manner (except by endorsement for deposit in the ordinary course of business) on undertakings of another.

  7.10. Make any loan or advance to any partner, officer, shareholder, director or employee of the Borrower or any Subsidiary, except for temporary advances in the ordinary course of business.

  7.11. Purchase or otherwise invest in or hold securities, non-operating real estate or other non-operating assets, except: (i) direct obligations of the United States of America; (ii) the present investment in any such assets; ; (iii) operating assets that hereafter become non-operating assets; and (iv) the Borrowees stock.

8.       Events of Default

 8.1.      Upon the occurrence of any of the following Events of Default:

           8.1.1. Default in any payment of interest or of principal on any one of the Notes when due, and continuance thereof for 10 days; or

           8.1.2. Default in the observance or performance of any agreement of the Borrower set forth in the Agreement, in the Collateral Documents, or in any other agreement between the Bank and the Borrower; or

           8.1.3. Default under any agreement between the Borrower and Equipment Finance; or


                                      16 of 21

      8.1.4. Default in the observance or performance of any other agreement of the Borrower with any other party thereof for 30 days; or

      8.1.5. Default by the Borrower in the payment of any other indebtedness for Borrowed Money or in the observance or performance of any term, covenant or agreement of the Borrower in any agreement relating to any indebtedness of the Borrower, the effect of which default is to permit the holder of such indebtedness to declare the same due prior to the date fixed for its payment under the terms thereof; or

      8.1.6. Any representation or warranty made by the Borrower herein, or in any statement or certificate furnished by the Borrower hereunder, is untrue in any material respect; or

      8.1.7. The occurrence of any litigation or governmental proceeding which is pending or threatened against the Borrower, which could have a material adverse effect on the Borrower's financial condition or business, and which is not remedied within a reasonable period of time (a reasonable period of time not to exceed 10 days) after notice thereof to the Borrower, then, or at any time thereafter, unless such event of default is remedied, the Bank or the holder of the Notes may, by notice in writing to the Borrower, declare the Credit to be terminated or the Notes to be due and payable, or both, whereupon the Credit shall immediately terminate or the Notes shall immediately become due and payable, or both, as the case may be.

8.2.      Upon the occurrence of any of the following events of default:

          The Borrower becomes insolvent or bankrupt, or makes an appointment for the benefit of creditors or consents to the appointment of a custodian, trustee or receiver for itself or for the greater part of its properties; or a custodian, trustee or receiver is appointed for the Borrower, or for the greater part of its properties without its consent and is not discharged within 60 days; or bankruptcy, reorganization or liquidation proceedings are instituted by or against the Borrower and, if instituted against it, are consented to by it or remain undismissed for 60 days;

then the Credit shall immediately terminate and the Notes shall automatically become immediately due and payable, without notice.


                                     17 of 21

9.     Miscellaneous

9.1. The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by the Bank, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Bank from enforcing any or all other notes, guaranty, pledge or security agreements in accordance with their respective terms.

9.2. From time to time, the Borrower will execute and deliver to the Bank such additional documents and will provide such additional information as the Bank may reasonably require to carry out the terms of this Agreement and be informed of the Borrower's status and affairs.

9.3. The Bank shall have the right at all times to enforce the provisions of this Agreement and the Collateral Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

9.4. The Borrower will pay all expenses, including but not limited to the reasonable fees and expenses of legal counsel for the Bank, appraisal fees, environmental audit fees, collateral audit fees, filing fees, title insurance fees, or flood certificate fees, which are incurred in connection with the preparation, administration, amendment, modification or enforcement of this Agreement and the Collateral Documents and the collection or attempted collection of the Notes.

9.5. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or telegraph, as follows, unless such address is changed by written notice hereunder:



          9.5.1. If to the Borrower:     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                                         265 Turner Drive
                                         Durango, Colorado 81301

                                         Attention: Larry Rezentes


                                    18  of  21

          9.5.2.    If to the Bank:
                                      NORWEST BANK COLORADO,
                                      NATIONAL ASSOCIATION
                                      1063 Main Ave, Durango, Colorado
                                      81301

                                      Attention: Michael Noesen

9.6. Notwithstanding any other provision of this Agreement, the Borrower understands that the Bank may enter into participation agreements with participating banks whereby the Bank will allocate certain percentages of its commitment to them. The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Bank only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to, each of any such participating banks as well as the Bank, and the Borrower hereby grants to each such participating bank, to the extent of its participation in the loans, the right to set off deposit accounts maintained by the Borrower with such bank.

9.7. The substantive laws of the State of Colorado shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

9.8. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Bank. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party.

9.9. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

9.10. All representations, warranties, covenants and agreements of the Borrower hereunder shall survive the making of the credits and loans provided for in this Agreement.

9.11. Whenever any installment of the interest on the Notes becomes due and payable on a day which is not a Banking Day, the maturity or due date thereof shall be extended to the next succeeding Banking Day and, in the

                                    19  of  21
          case of principal of the Notes, interest shall be payable thereon at the rate per annum specified in the Notes during such extension.

9.12. ARBITRATION. Subject to the provisions of the next paragraph below, the Bank and the Borrower agree to submit to binding arbitration any and all claims, disputes and controversies between or among them, whether in tort, contract or otherwise (and their respective employees, officers, directors, attorneys and other agents) arising out of or relating to in any way any credit or loan extended hereunder or any other Indebtedness and related loan and security documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or requests for additional credit. However, "Core Proceedings" under the United States Bankruptcy Code shall be exempted from arbitration. Such arbitration shall proceed in Denver, Colorado, shall be governed by the Federal Arbitration Act (Title 9 of the United States Code), and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitrator shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

          Nothing in the preceding paragraph, nor the exercise of any right to arbitrate, shall limit the right of any party hereto (1) to foreclose against real or personal property collateral by the exercise of the power of sale, under a deed of trust, mortgage, or other pledge, security agreement, or instrument, or applicable law; (2) to exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (3) to obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment, or appointment of a receiver from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding. The institution and maintenance of any action for such judicial relief, or pursuit of provisional or ancillary remedies, or exercise of self-help remedies shall not constitute a waiver of the right or obligation of any party to submit any claim or dispute to arbitration, including those claims or disputes arising from exercise of any such judicial relief, or provisional or ancillary remedies, or exercise of self-help remedies.

          Arbitration under this Agreement shall be before a single arbitrator, who shall be a neutral attorney who has practiced in the area of commercial law for at least 10 years, selected in the manner established by the Commercial Arbitration Rules of the AAA.


                                      20 of 21

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.


BY:       /S/ FRANKLIN CRAIL
        --------------------------------
Print:    FRANKLIN CRAIL
        --------------------------------
Title:    PRESIDENT
        --------------------------------

By:
        --------------------------------
Print:
        --------------------------------
Title:
        --------------------------------

BANK

NORWEST BANK COLORADO,
NATIONAL ASSOCIATION


By:   /S/ MICHAEL NOESEN
     ----------------------------------------
     Michael Noesen, Assistant Vice President


                                   21 of 21